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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9
                               (AMENDMENT NO. 4)

               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                           AMERICAN BANKERS INSURANCE
                                  GROUP, INC.
                           (NAME OF SUBJECT COMPANY)

                           AMERICAN BANKERS INSURANCE
                                  GROUP, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE,
INCLUDING THE ASSOCIATED SERIES A PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS
                         (TITLE OF CLASS OF SECURITIES)

                                   24456 10 5
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                GERALD N. GASTON
              VICE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     AMERICAN BANKERS INSURANCE GROUP, INC.
                            11222 QUAIL ROOST DRIVE
                              MIAMI, FL 33157-6596
                                 (305) 253-2244
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
       NOTICE AND COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)

                            ------------------------

                                   COPIES TO:

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
            MORTON A. PIERCE, ESQ.                      JOSEPHINE CICCHETTI, ESQ.
          JONATHAN L. FREEDMAN, ESQ.                   JORDEN BURT BOROS CICCHETTI
             DEWEY BALLANTINE LLP                         BERENSON & JOHNSON LLP
         1301 AVENUE OF THE AMERICAS                  777 BRICKELL AVENUE, SUITE 500
              NEW YORK, NY 10019                             MIAMI, FL 33131
                (212) 259-8000                                (305) 371-2600
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     This Amendment No. 4 amends and supplements the Solicitation/Recommendation
Statement on Schedule 14D-9, dated February 6, 1998 (as amended, the "Schedule
14D-9") of American Bankers Insurance Group, Inc., a Florida corporation (the
"Company"), filed in connection with the Cendant Offer. Capitalized terms used herein shall have the definitions set forth in the Schedule 14D-9 unless otherwise provided herein.

ITEM 8.  ADDITIONAL INFORMATION TO BE FURNISHED

     The response to Item 8 is hereby amended and supplemented as follows:

  Regulatory Process

     On February 24, 1998, the Company submitted to Commissioner William Nelson of the Florida Insurance Department (the "Department") a letter (the "Letter") which raises questions and solicits information from Cendant in connection with Cendant's application before the Department to acquire control of the Company's Florida insurance subsidiaries. Copies of the Letter were also sent to the Insurance Departments of the states of Arizona, Georgia, New York, South Carolina and Texas. A copy of the Letter is filed as Exhibit 28 hereto and is incorporated by reference herein in its entirety. The Company's press release with respect to the Letter is filed as Exhibit 29 hereto and is incorporated by reference in its entirety herein.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS

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    Exhibit 28......      Letter, dated February 24, 1998, from the Company to the
                          Florida Insurance Department.
    Exhibit 29......      Press Release, dated February 24, 1998, of the Company
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       AMERICAN BANKERS INSURANCE GROUP, INC.

                                       By: /s/ GERALD N. GASTON
                                         ---------------------------------------
                                         Name: Gerald N. Gaston
                                         Title: Chief Executive Officer,
                                             President and Vice Chairman

Date: February 24, 1998
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
     EXHIBIT NO.                                     DESCRIPTION
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
Exhibit 28...........   Letter, dated February 24, 1998, from the Company to the Florida
                        Insurance Department
Exhibit 29...........   Press Release, dated February 24, 1998, of the Company
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